Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Reg No. 333-178746) and related Prospectus of Ardea Biosciences, Inc. incorporated by reference into this Registration Statement of Ardea Biosciences, Inc. filed on Form S-3 and related Prospectus of Ardea Biosciences, Inc. and to the incorporation by reference of our audit report dated March 11, 2011 with respect to our audit of the consolidated financial statements of Ardea Biosciences, Inc. as of December 31, 2010 and for the year ended December 31, 2010 and our report dated March 11, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of Ardea Biosciences, Inc. as of December 31, 2010 appearing in the Annual Report on Form 10-K of Ardea Biosciences, Inc. for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP

Irvine, California

January 31, 2012